Exhibit 99.2

COMBINED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

September 30, 2012 and December 31, 2011 and the

Nine Months Ended September 30, 2012 and 2011

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Combined Interim Financial Statements (unaudited)

September 30, 2012 and December 31, 2011 and the

Nine Months Ended September 30, 2012 and 2011

Contents

Combined Interim Balance Sheets	2
Combined Interim Statements of Income and Comprehensive Income	3
Combined Interim Statements of Cash Flows	4
Notes to Combined Interim Financial Statements	5

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Combined Interim Balance Sheets

	September 30	December 31
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,414,558	$41,120,791
Accounts receivable, net	31,057,969	23,449,098
Inventory, net	31,873,739	34,969,936
Prepaid expenses and other current assets	1,370,476	1,758,793

Total current assets	93,716,742	101,298,618

Property, plant, and equipment, net	21,653,447	22,039,698
Goodwill	5,116,617	5,116,617
Intangible assets, net	1,333,000	1,462,000
Other assets, net	1,353,539	1,282,944

Total assets	$123,173,345	$131,199,877

Liabilities and parent company equity
Current liabilities:
Accounts payable	$17,311,636	$24,384,448
Accrued dividends	—	2,035,694
Accrued liabilities	6,210,509	5,864,876
Current portion of deferred compensation	1,400,373	1,400,373
Current portion of long-term debt	5,714,286	5,714,286

Total current liabilities	30,636,804	39,399,677

Long-term liabilities:
Deferred compensation, net of current portion	2,789,285	2,070,088
Deferred tax liability	67,892	68,344
Other non-current liabilities	578,801	578,801
Long-term debt, net of current portion	24,761,904	29,047,619

Total long-term liabilities	28,197,882	31,764,852

Total liabilities	58,834,686	71,164,529

Parent company equity:
Accumulated other comprehensive income	1,609,676	1,712,765
Parent company investment	62,728,983	58,322,583

Total parent company equity	64,338,659	60,035,348

Total liabilities and parent company equity	$123,173,345	$131,199,877

See accompanying notes.

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Combined Interim Statements of Income and Comprehensive Income

	Nine Months Ended September 30
	2012	2011
	(Unaudited)
Sales, net	$178,496,134	$174,489,995
Cost of sales	(108,997,988)	(106,060,884)

Gross profit	69,498,146	68,429,111

Operating expenses:
Selling, general, and administrative	33,974,582	31,460,133
Research and development	2,811,504	2,889,347

Total operating expenses	36,786,086	34,349,480

Income from operations	32,712,060	34,079,631

Interest expense	(286,940)	(404,627)
Other income, net	200,565	168,319

Income before provision for income taxes	32,625,685	33,843,323
Provision for income taxes	(883,745)	(1,495,191)

Net income	$31,741,940	$32,348,132

Comprehensive income	$31,638,851	$32,310,222

See accompanying notes.

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Combined Interim Statements of Cash Flows

	Nine Months Ended September 30
	2012	2011
	(Unaudited)
Operating activities
Net income	$31,741,940	$32,348,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,334,664	4,309,847
(Gain) Loss on disposal of fixed assets	(8,043)	77,517
Realized gain on CSV of Company owned life insurance	(94,738)	(21,919)
Changes in:
Accounts receivable, net	(8,174,687)	(9,701,051)
Inventory, net	2,342,326	1,490,361
Prepaid expenses and other current/long-term assets	386,783	810,724
Accounts payable	(6,415,847)	(3,476,289)
Accrued liabilities	343,986	613,736
Deferred compensation	719,197	840,108

Net cash provided by operating activities	25,175,581	27,291,166

Investing activities
Purchase of property and equipment	(3,383,121)	(3,350,292)
Proceeds from sale of property and equipment	8,043	281,206
Purchase of Company owned life insurance	—	(109,227)

Net cash used in investing activities	(3,375,078)	(3,178,313)

Financing activities
Net transfers from Parent	1,542,118	64,184
Repayments of notes payable	(4,285,715)	(3,809,524)
Debt issuance costs	—	(11,770)
Sale of common stock	—	4,858,286
Dividends paid	(30,602,703)	(69,396,344)

Net cash used in financing activities	(33,346,300)	(68,295,168)

Effect of exchange rate changes on cash	(160,436)	(67,394)

Change in cash and cash equivalents	(11,706,233)	(44,249,709)
Cash and cash equivalents – beginning of period	41,120,791	71,575,023

Cash and cash equivalents – end of period	$29,414,558	$27,325,314

See accompanying notes.

Broadband Division of John Mezzalingua Associates, Inc.

d/b/a PPC and Affiliates

Notes to Combined Interim Financial Statements (Unaudited)

September 30, 2012 and December 31, 2011 and the

Nine Months Ended September 30, 2012 and 2011

1. Basis of Presentation

The Broadband Division (the “Division”) of John Mezzalingua Associates, Inc. d/b/a PPC and Affiliates (the “Parent” or the “Company”) is a leader in the design and manufacture of connector technology for the telecommunications and satellite industries around the globe. Worldwide revenues are solely derived from the sale of connectors and thus the Division operates in one segment.

The Division is not a legal entity and these financial statements have been prepared on a carve-out basis from the combined statements of the John Mezzalingua Associates, Inc. d/b/a PPC and Affiliates. See Note 2 for further details on the allocation.

Hereinafter, except as otherwise indicated or unless the context otherwise requires, the “Division” or the “Broadband Division” refers to the Broadband Division of John Mezzalingua Associates, Inc. d/b/a PPC and Affiliates. References in the notes to the combined financial statements to “the Company” or “Parent” refers to John Mezzalingua Associates, Inc. d/b/a PPC and Affiliates.

The combined financial statements include the broadband divisions of JMA, Inc. and its branch, its wholly owned subsidiaries, and the broadband divisions of its affiliate SKT BV and its subsidiaries (collectively, the Company). JMA, Inc. and SKT BV are combined as they have common shareholders and have significant intercompany transactions between the two entities. All significant intercompany accounts and transactions have been eliminated.

The accompanying combined financial statements include the broadband divisions of the following entities:

John Mezzalingua Associates, Inc. (JMA, Inc.)

JMA, Inc. includes the Syracuse operations (JMA), its branch, PPC Denmark, and its wholly owned subsidiaries, PPC China, Acquisition BV, PPC Canada, and FTO, Inc. The accounts of JMA include those of PPC International Sales Corp., a domestic-international sales corporation. JMA, Inc.’s operations are headquartered in East Syracuse, New York.

1. Basis of Presentation (continued)

PPC Denmark (PPC Denmark)

PPC Denmark is a branch of JMA, Inc. located in Denmark. PPC Denmark primarily manufactures connectors for European and international distribution.

BiBiXi Communications System (Suzhou) Co., Ltd (PPC China)

PPC China is as a wholly owned subsidiary of JMA, Inc. that performs manufacturing and assembly services for JMA, Inc. and its affiliates.

SKT Acquisition B.V. (Acquisition BV)

Acquisition B.V., incorporated in the Netherlands on February 2, 2011 as a holding and investment company, is wholly owned subsidiary of JMA, Inc.

PPC Administration, Inc.

PPC Administration, Inc. is a holding company and is a wholly owned subsidiary of JMA, Inc.

PPC Canada LLC

PPC Canada is a US LLC doing business in Canada and is a wholly owned subsidiary of JMA, Inc. PPC Canada provides sales and distribution of PPC products in the Canadian market.

FTO, Inc. (FTO)

A wholly owned subsidiary of JMA, Inc., FTO has historically provided administrative, strategic planning, and management consulting services to JMA, Inc., and its affiliates. FTO is currently in the process of winding up its operations.

SKT International Holdings, B.V. (SKT BV)

SKT BV, incorporated in the Netherlands on September 24, 2009, as a holding and investment company, is affiliated with JMA, Inc. by common ownership and management.

Kajola-Kristada, Limited (KK)

KK, a wholly owned subsidiary of SKT BV, provides manufacturing and assembly services for the various product lines of JMA, Inc. and its affiliates.

2. Summary of Significant Accounting Policies

Basis of Accounting

The combined interim financial statements have been prepared in conformity with accounting principles generally accepted in the United States for interim financial information. The accompanying combined financial statements presented as of any date other than December 31, 2011:

•	Are prepared from the books and records without audit, and

•	Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States for complete financial statements,

•	However, in the opinion of management all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements have been included.

The financial position, results of operations, and cash flows of the Division have been derived from the Company’s historical accounting records and are presented on a carve-out basis. The combined financial statements include expense allocations for (i) certain corporate functions historically provided by the Parent, including, but not limited to, finance, legal, information technology, human resources, communications, ethics and compliance, and shared services, (ii) employee benefits and incentives, and (iii) share-based compensation. These expenses have been allocated to the Division on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount, or other measures.

Management of the Company considers the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by the Division during the periods presented. The allocations may not, however, reflect the expense the Division would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if the Division had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Cash and cash equivalents held by the Parent at the corporate level were specifically identifiable to the Division. As such, cash and cash equivalents primarily represent cash held by local entities included in the combined financial statements. Transfers of cash to and from the Division’s cash management system are reflected as a component of parent company investment on the combined balance sheet.

All significant intercompany transactions between the Division and the Parent have been included in these combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net settlement of these intercompany transactions is reflected in the combined balance sheet as parent company investment.

2. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents include bank demand deposit accounts and highly liquid short-term investments with maturities of three months or less when purchased, which, at times, may exceed federally insured limits. The Division has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk with respect to cash and cash equivalents.

Revenue Recognition

The Division recognizes revenue, net of estimated costs of returns, allowances and sales incentives, when it is realized or realizable, which generally occurs when: persuasive evidence of an arrangement exists, the product has been shipped and legal title and all risks of ownership have been transferred, customer acceptance has occurred, and payment is reasonably assured.

Inventory

Inventories, which include the costs of material, labor, and overhead, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method for all inventory, except the JMA connector inventory, for which cost is determined using the last-in, first-out (LIFO) method. The Division provides a reserve for slow-moving or potentially obsolete inventory based upon experience and movement analysis.

Major components of inventory, net of estimated reserves for LIFO and slow-moving and potentially obsolete inventory, were as follows:

	September 30, 2012	December 31, 2011
Raw materials and components	$20,392,970	$21,276,140
Work-in-process	256,042	105,709
Finished goods and OEM products	18,209,534	20,950,860

	38,858,546	42,332,709
Less LIFO reserve	3,457,000	3,457,000
Less reserve for slow-moving and potentially obsolete inventory	3,527,807	3,905,773

Inventory, net	$31,873,739	$34,969,936

2. Summary of Significant Accounting Policies (continued)

Property, Plant, and Equipment

Depreciation expense was approximately $4,206,000 and $4,181,000 for the nine months ended September 30, 2012 and 2011, respectively.

Goodwill and Other Intangible Assets, Net of Accumulated Amortization

Amortization expense was approximately $129,000 and $129,000 for the nine months ending September 30, 2012 and 2011, respectively.

Fair Value Measurements

At September 30, 2012 and December 31, 2011, the carrying amounts of financial instruments consisting of cash and cash equivalents, accounts receivable, and accounts payable approximated their fair value due to the short-term nature of the instruments. Long-term debt approximates its fair value due to the variability of the interest rates.

Fair Value Measurement – Definition and Hierarchy

The Division follows ASC Topic 820, Fair Value Measurements and Disclosures, as amended by ASU 2011-04, which defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements.

Topic 820 establishes a valuation hierarchy for disclosure of inputs to valuation used to measure fair value. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that the Division has the ability to access. Valuation adjustments are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly.

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary and is affected by a wide variety of factors. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Division in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

2. Summary of Significant Accounting Policies (continued)

In January 2011, the Division entered into an interest rate swap agreement to mitigate the Division’s exposure to variability in cash flows for future interest payments due to changes in London Interbank Offer Rate (LIBOR), which expired December 31, 2012. This swap effectively converted the Division’s variable interest rate (LIBOR) associated with a designated $20 million portion of the long-term debt to a fixed interest rate of 0.99%. The Division does not apply hedge accounting for the interest rate swap. The Division uses the market approach technique to value its financial instruments using a mark-to-market valuation based on mid-market data inputs to estimate the fair value. There were no changes in valuation techniques for any period presented in the accompanying combined statements of income.

The expense or income in relation to the interest rate swap is recorded within interest expense on the statements of income. For the nine months ended September 30, 2012 and 2011, there was income of $83,000 and expense of $82,500, respectively.

The following tables set forth, by level within the fair value hierarchy, the Division’s determination of fair market value:

	September 30, 2012
	Level 1	Level 2	Level 3	Total
Interest rate swap	$—	$27,000	$—	$27,000
Acquisition contingent consideration	—	—	579,000	579,000

Total financial liabilities	$—	$27,000	$579,000	$606,000

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Interest rate swap	$—	$110,000	$—	$110,000
Acquisition contingent consideration	—	—	579,000	579,000

Total financial liabilities	$—	$110,000	$579,000	$689,000

The contingent purchase price payments, relating to a prior acquisition, are based on applying a percentage to gross profits that exceed a stated target for each year through 2014, with a maximum payment of $5 million. Based on the forecast of performance over this period, the fair value of this contingent purchase price was approximately $579,000 as of September 30, 2012 and December 31, 2011, respectively. This contingent liability is included in other non-current liabilities within the combined balance sheets. There were no changes to the fair value of the acquisition contingent consideration in nine months ended September 30, 2012 and 2011, respectively.

2. Summary of Significant Accounting Policies (continued)

Income Taxes

JMA, Inc. has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and New York State Tax Law. Under these provisions, JMA, Inc.’s taxable income and other tax attributes are included in the individual income tax returns of the Company’s shareholders. State taxes for JMA, Inc. and FTO are provided in accordance with applicable state tax laws. All other foreign entities taxes are calculated and paid in accordance with the respective country’s local tax laws.

Foreign Currency Translation

Assets and liabilities of the Division’s foreign operations are translated at exchange rates in effect at year-end. Revenue and expenses are translated at average exchange rates in effect during the year. Net gains or losses from foreign currency transactions are reported currently in other income (expense) on the combined statements of income. Translation gains and losses are recorded as a component of other comprehensive income and as a separate component of the combined statements of income.

2. Summary of Significant Accounting Policies (continued)

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

Current-Year Adoption of Accounting Pronouncements

In May 2011, the FASB issued guidance intended to achieve common fair value measurements and related disclosures between U.S. GAAP and international accounting standards. The amendments primarily clarify existing fair value guidance and are not intended to change the application of existing fair value measurement guidance. However, the amendments include certain instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This guidance is effective for the periods beginning after December 15, 2011 and early application is prohibited. The Division adopted these amendments effective January 1, 2012; however, the requirements did not have a material effect on the Division’s combined financial statements.

On January 1, 2012, the Division adopted new accounting guidance issued by the FASB with regard to the presentation and disclosure of comprehensive income. The adoption of this guidance did not have a material impact on the Division’s combined financial statements.

3. Related-Party Transactions

At September 30, 2012 and December 31, 2011, the Division had loan receivables of approximately $0 and $240,000, respectively, from executive officers. These amounts are included in other current assets in the combined financial statements.

4. Long-Term Incentive Compensation Arrangements

In 2002, JMA established the PPC – 2002 Stock Appreciation Rights Plan (SARS Plan). The SARS Plan was amended in 2011 by the Compensation Committee of the Board of Directors (the Committee) and may be terminated at the Committee’s discretion. The Compensation Committee determines which employees of the Company, or its subsidiaries, are eligible to participate in the Plan, and the awards provide the holder with a right to receive cash for the excess of the fair value of the award on the date of exercise over the grant price of the SARS.

Fair value of an award is based on a multiple of EBITDA (earnings before interest, taxes, depreciation, and amortization) annually. Awards granted prior to 2008 generally vest ratably over five years and are paid six years from the date of grant. Awards granted in 2009 through 2011 vest ratably over a five-year period with vesting commencing in the beginning of the third year and vesting ratably over the remaining three years.

As of September 30, 2012 and December 31, 2011, the estimated vested portion of approximately $2,157,000 and $2,157,000, respectively, was recorded as deferred compensation in the accompanying combined balance sheets.

4. Long-Term Incentive Compensation Arrangements (continued)

The current portion of the deferred compensation represents the Division’s expected payments based on vesting and the net calculated value of the SARS as of September 30, 2012 and December 31, 2011. Stock compensation expense was $0 for the nine months ended September 30, 2012 and 2011.

5. Employee Savings Plans

Substantially all of the Division’s employees are eligible to participate in a defined contribution plan. The Division also provides a non-qualified defined contribution plan for senior management and certain key employees. Both plans provide for the Division to match, in cash, a percentage of each employee’s contributions up to certain limits. The Division’s matching contribution and related expense for these plans was approximately $299,000 and $222,000 for the nine months ended September 30, 2012 and 2011, respectively.

The total amount of the non-qualified defined contribution plan liability was approximately $1,470,000 and $1,313,000 as of September 30, 2012 and December 31, 2011, respectively, which is included in deferred compensation, net of current portion within the combined balance sheets. The offsetting assets are in company-owned life insurance policies and are included in other assets within the combined balance sheets.

6. Long-Term Debt and Financing Arrangements

Long-term debt consisted of the following at:

	September 30, 2012	December 31, 2011
Term loan	$30,476,190	$34,761,905

	30,476,190	34,761,905
Less current maturities	5,714,286	5,714,286

Long-term debt, net	$24,761,904	$29,047,619

On December 30, 2010, the Company on behalf of the Division entered into a Credit Agreement with its lenders that provided a $25 million Senior Security Revolving Credit Facility and a $40 million Senior Secured Term Loan.

The Revolving Facility matures on December 30, 2013, with principal due in full at maturity. There were no borrowings under the Revolving Credit Facility as of September 30, 2012 and December 31, 2011, respectively. The Term Loan is payable in monthly principal installments of $476,190, plus interest with the balance due on December 30, 2013.

6. Long-Term Debt and Financing Arrangements (continued)

Restrictions on the Revolving Facility including the following: The proceeds of Advances shall be used solely for (i) working capital of the Borrower, including acquisitions of like businesses up to Fifteen Million Dollars and 00/100 ($15,000,000), and with no two acquisitions of like businesses up to $15,000,000 outstanding at any one time during the term of this Agreement; (ii) Capital Expenditures; (iii) Shareholder Payments provided they would not create a default event per the required covenant ratios; and (iv) such other legal and proper corporate purposes as are consistent with all applicable laws, the Company’s certificate of incorporation and bylaws, resolutions of the Company’s Board of Directors and the terms of the Credit Agreement.

Borrowing under the Credit Agreement bear interest at a variable rate based on LIBOR or a base rate determined by the lender’s prime rate plus an applicable margin, as defined in the Credit Agreement. The applicable margin for borrowings is minus 1.0% for base rate borrowings and 0.8% for LIBOR borrowings. Neither the Company nor the Division is subject to a commitment fee on the unused portion of the Revolving Credit Facility. All interest is paid monthly.

All obligations under the Credit Agreement are secured by substantially all assets of the Company, excluding intellectual property rights. The Credit Agreement contains financial covenants related to maintaining a Leverage Ratio, Tangible Net Worth, and a Fixed Charge Coverage Ratio. The Company was in compliance with all covenants at September 30, 2012 and December 31, 2011.

The Credit Agreement includes certain covenants that restrict, among other things and subject to certain exceptions, the Company’s ability and the ability of its subsidiaries to:

•	incur any security interest or encumbrances on properties or assets;

•	pay dividends or distributions;

•	become a guarantor for the debts and obligations of others;

•	consolidate, merge, or transfer all or substantially all of its assets; and

•	make certain investments, loans, mergers, and acquisitions.

The Company maintains a MasterCard line of credit of $1,000,000. There was approximately $33,000 and $1,000 outstanding at September 30, 2012 and December 31, 2011, respectively. These amounts are included in accounts payable on the combined balance sheets.

7. Income Taxes

The Company recorded income tax expense of $883,745 and $1,495,191 for the nine months ended September 30, 2012 and 2011, respectively. The effective tax rate reflected in the provision for income taxes was 2.7% and 4.4% for the nine months ended September 30, 2012 and 2011, respectively. The most significant factor in the difference between the effective rate and the amount determined by applying the applicable statutory United States tax rate of 35% is the effect of the Company’s designation as an S corporation. The Company does not record any current or deferred tax expense other than non-income based state taxes for the U.S. entities. The tax rate differential associated with the foreign earnings is also a factor in the difference between the effective rate and the amount determined by applying the applicable statutory United States tax rate of 35%.

8. Other Income (Expense), Net

Other income (expense) consisted of the following for the nine months ended September 30:

	2012	2011
Royalty income	$45,552	$96,887
Interest income	5,830	8,635
Foreign currency transaction gains (losses)	45,912	(106,882)
Gain (loss) on disposal of fixed assets	8,043	(55,639)
Miscellaneous income, net	95,228	225,318

	$200,565	$168,319

9. Subsequent Events

The Company has evaluated subsequent events after the balance sheet date through February 25, 2013, the date of financial statement issuance, for appropriate accounting and disclosure.

On December 10, 2012, Belden Inc. acquired all of the outstanding capital stock of the Company for cash of $521.4 million, subject to certain adjustments based upon final working capital amounts.

In connection with the acquisition, the Company paid off the remaining balance of the Senior Secured Term Loan within the Revolving Credit Facility of $29,049,254 as of December 5, 2012.